Exhibit 99.1

UNFI Announces the Elevation of Two Leaders to Better Align Teams to Drive its Customer Centric Strategy and Transformation Plan

•Structure will align to four-part transformation program to drive increasing value to UNFI customers and suppliers, efficiency in operations, and value for shareholders
•Erin Horvath appointed Chief Operating Officer and Louis Martin named President of Wholesale
•Transformation agenda focused on improving UNFI’s customer and supplier experience and addressing legacy integration, operating efficiencies, and digital and physical infrastructure

PROVIDENCE, R.I.--(March 22, 2023) -- United Natural Foods, Inc. (NYSE: UNFI) (the “Company” or “UNFI”) today announced the elevation of two senior leaders to better align leadership teams and resources to drive its customer-centric strategy and transformation agenda. This agenda is aimed at enhancing shareholder value creation by improving the Company’s customer and supplier experience and increasing operating efficiency. Erin Horvath has been appointed to the position of Chief Operating Officer (COO) and Louis Martin has been named President of Wholesale.
UNFI recently outlined the core tenets of its four-part transformation program. Key initiatives of the plan will include network automation and optimization, commercial value creation, digital offering enhancement, and infrastructure unification and modernization.
Horvath, COO, and Martin, President of Wholesale, will join Company President, Chris Testa, who oversees UNFI’s Services platform, to leverage the combined knowledge of industry veterans and new leaders, and together form a team of operators with considerable experience with these types of capability improvement programs.
“This operational leadership team, made up of UNFI veterans and new leaders, is equipped to help us accelerate improvement in our customer and supplier experience, our operating efficiency and digital and physical infrastructure,” said UNFI CEO Sandy Douglas. “With our transformation plan nearly complete and the realignment of our leadership teams in place, we are well positioned to become a unique value creator for our customers, suppliers, associates, and shareholders.”
As Chief Operating Officer, Erin Horvath will be responsible for driving project management underpinning the improvement plan, enhancing UNFI’s legacy integration and physical infrastructure, as well as ensuring successful implementation of the digital, technology, and automation initiatives. Chief Supply Chain Officer, Mark Bushway, will report to Horvath and partner with her to drive improved process and standardization across the supply chain. Horvath joined UNFI in October 2022 after more than 17 years in senior leadership roles with AmerisourceBergen Corporation, a global pharmaceutical wholesale company. She brings deep expertise in driving transformation initiatives in large scale wholesale distribution systems.
Louis Martin joined UNFI in March 2022 and has been a key leader in the development of UNFI’s strategy and transformation agenda, as well as in spearheading the creation and early-stage development of the Company’s digital roadmap. Steve Dietz, Chief Customer Officer, will report to Martin and continue to lead UNFI’s field sales and merchandising organizations with a renewed focus on UNFI’s growing regional and independently owned customers. Before joining UNFI, Martin served for 15 years in a variety of senior leadership positions with The Coca-Cola Company, including overseeing the Global Walmart Customer team, where he built leading customer service capabilities. Martin is a seasoned leader who, as President of Wholesale, will lead the evolution of UNFI’s customer-centric strategy by integrating national and regional customer organizations, revenue growth management, and the commercial planning teams.

About UNFI
UNFI is North America's premier grocery wholesaler delivering the widest variety of fresh, branded, and owned brand products to more than 30,000 locations throughout North America, including natural product superstores, independent retailers, conventional supermarket chains, ecommerce providers, and food service customers. UNFI also provides a broad range of value-added services and segmented marketing expertise, including proprietary technology, data, market insights, and shelf management to help customers and suppliers build their businesses and brands. As the largest full-service grocery partner in North America, UNFI is committed to building a food system that is better for all and is uniquely positioned to deliver great food, more choices, and fresh thinking to customers. To learn more about how UNFI is Fueling the Future of Food, visit www.unfi.com.

For Investors:
Kristyn Farahmand
401-213-2160
kristyn.farahmand@unfi.com
-or-
Steve Bloomquist
952-828-4144
steve.j.bloomquist@unfi.com

For Media:
Jeff Swanson
952-903-1645
jeffrey.s.swanson@unfi.com
###